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                                                                  Exhibit 23.5


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated Febuary 17, 1995, except
Note 26, Reconciliation with US GAAP, and Note 27, Subsequent Event, as to which this date is December 12, 1996, relating to the consolidated financial statements of Krebsoge Sinterholding GmbH, which appears in such Prospectus.
We also consent to the reference to us under the heading "Experts" and "Selected Historical Financial Data" in such Prospectus. However, it should be noted that BDO Grunewalder Treuhand GmbH has not prepared or certified such "Selected Historical Financial Data."


Dusseldorf
December 24, 1996

BDO GRUNEWALDER TREUHAND GMBH
 Wirtschaftsprufungsgesellschaft


Dr. F. Nehles                   Dr. G. Kaulen
Wirtschaftsprufer              Wirtschaftsprufer